Exhibit 99.(a)(1)(H)

FORM OF REMINDER NOTICE

To:	Eligible Optionee
From:	TenderOffer@quest.com
Subject:	Reminder: Tender Offer Election Required

According to our records, you have not yet submitted your Election Form for the Offer to Amend or Replace Eligible Options. Although acceptance of the Offer is voluntary, all Eligible Optionees must submit an Election Form setting forth their election to either elect to accept or reject the Offer.

Please remember that the tender offer is scheduled to close at 11:59 pm (PDT) on Friday, June 27, 2008. No elections will be accepted after the Offer expires.

This notice does not constitute the Offer to Amend or Replace Eligible Options. The full terms of the Offer are described in (1) the Offer to Amend or Replace Eligible Options, dated June 2, 2008; (2) the memorandum from Quest Software Stock Administration, dated December 31, 2007; and (3) the memorandum from Quest Software Stock Administration, dated January 4, 2008. You may access these documents by contacting Quest Software’s Stock Plan Administrator at TenderOffer@quest.com or via facsimile at (949) 754-1933, or at the U.S. Securities and Exchange Commission’s website at www.sec.gov.